Exhibit 99.1


                              FOR IMMEDIATE RELEASE

                       TELEMAX GLOBAL COMMUNICATIONS, INC.
                     TO DEPLOY ITS OWN SWITCHING FACILITIES

Toronto, Ontario - August 15th, 2002: Telemax Global Communications, Inc. (OTC:TMXG) announced today that it has finalized arrangements to acquire and deploy a Cisco switch in Toronto. This is the first of three the Company plans on deploying over the next 18 months. Having its own switching facilities will enable the Company to accommodate its in excess of 32 million minutes of long distance traffic per month and service its new contracts.

The Company's decision was a result of a $32 million law suit it filed against its former service provider, Canquest Communications (Canada) Inc. for billing errors, over charges and damages. The Company has ceased routing traffic through Canquest as a result of its disputes and has signed a service agreement with another provider to handle several of the companies programs during its transition period. The Company believes it will realize significant cost savings routing long distance traffic through its own switching facilities while gaining the ability to interface its equipment with other value added services that it plans on introducing to the market.

ABOUT TELEMAX GLOBAL COMMUNICATIONS INC.

Telemax Global Communications, Inc. is one of the largest manufacturers and distributors of prepaid calling products in Canada. Telemax Global Communications, Inc. is an innovator of new telecommunications solutions, such as prepaid wireless, various point of sale technologies and the deployment of a Voice Over the Internet Protocol (VOIP) network. Telemax Global integrates its telephony and computer technologies to route voice and data traffic around the world using a sophisticated prepaid calling platform. The Company has significant competitive advantages, which include its growing licensing arrangements in high volume, under-served emerging markets and its exclusive corporate accounts.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.

                          For more information contact:

Mr. Evan Karras, President & CEO        Mr. Jeffrey L. Salzwedel, President
Telemax Global Communications, Inc.     Salzwedel Financial Communications, Inc.
Tel: (800) 850-7790                     Tel: (503) 638-7777